Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2012 FINANCIAL RESULTS AND OPERATIONAL UPDATE; FOURTH QUARTER REVENUES RISE 259% ON 208% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 2 P.M. EASTERN ON MARCH 7, 2013

Houston (March 6, 2013 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”), a fast growing independent oil and gas company focused on the liquids rich Eagle Ford formation in Texas, today announced the Company’s operating and financial results for the fourth quarter and full-year 2012, which included the following highlights:

HIGHLIGHTS FOR FOURTH QUARTER 2012

•            Production of 172.4 MBOE, an increase of 38.7 MBOE, or 29%, over the third quarter of 2012 and an increase of 116.4 MBOE, or 208%, over the same period a year ago, with 95% of the production volume oil.

•            Revenues of $16.7 million, an increase of 34% over the third quarter of 2012 and 259% over the same period a year ago.

•            Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative activity (“Adjusted EBITDA attributable to common stockholders”), a non-GAAP financial measure defined below, of $8.2 million. A reconciliation of Adjusted EBITDA attributable to common stockholders to GAAP net income (loss) is presented in the financial summary below.

•            Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”), a non-GAAP financial measure defined below, of $1.6 million.  A reconciliation of Adjusted Net Income to GAAP net income (loss) is presented in the financial summary below.

•            Net loss attributable to common stockholders of $1.1 million.

HIGHLIGHTS FOR FULL-YEAR 2012

•            Production of 468.8 MBOE, an increase of 295.1 MBOE, or 170%, over the same period a year ago, with 89% of the production volume oil.

•            Revenues of $43.2 million, an increase of 197% over the same period a year ago.

•            Adjusted EBITDA attributable to common stockholders, a non-GAAP financial measure defined below, of $22.8 million.

•            Adjusted Net Income attributable to common stockholders, a non-GAAP financial measure defined below, of $7.3 million.

•            Net loss attributable to common stockholders of $18.4 million.

MANAGEMENT COMMENTS

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented: “The operational momentum we established late last year is continuing and improving.  We exited 2012 with outstanding reserve growth and a growing backlog of wells which will be completed and added to our production stream over the next several months.  We have approved and construction has commenced to expand the takeaway capacity at Palmetto to 20,000 barrels of oil per day and 30 million cubic feet of gas per day.  In Marquis, we are building the gathering system infrastructure to support the ongoing full scale development program in the immediate vicinity of our Prost wells.  We have recently increased our net acreage position in the Prost area to approximately 7,500 net acres in a large, contiguous block that will support at least two years of full scale development optimized for several rigs and efficient operations.  We currently have 15 gross (11 net) wells either undergoing completion or expected to start completion operations in the near future. We have shifted our drilling programs to focus almost exclusively on pad drilling, with an emphasis on optimizing well completions and realizing cost efficiencies.  Across all three of our focus areas, we are experiencing cost reductions, and current AFEs are below our base case forecasts.  We expect to be able to continue to drive our costs down as we move through the year.

Our current expectations for 2013 are to drill 33.5 net wells, and we are comfortable with our 2013 production guidance, which projects an increase in full year production volumes of over 400% and a 100% increase in our expected year over year production exit rate.  As we closed out 2012, we experienced strong well performance across each of our three project areas, while continuing to drive costs lower and production and operational efficiencies higher.  Of particular note, the Prost B#1, our third well in the Marquis area, has exhibited high production performance as a result of optimized completion techniques and flowback management.  This well achieved an IP of 1,114 BOE/d on a 14/64” choke in addition to 30- and 60-day average flow rates of 936 and 808 BOE/d, demonstrating a significantly shallower decline profile as compared to our initial two wells in this immediate area.  This continuing improvement in well performance has increased our recent internal EURs with estimates for the Prost area now tracking the high end of our planning range.  Valuable data will be gained from micro-seismic data currently being acquired in both Marquis and Palmetto as well as the 3-D seismic being acquired across our Marquis area.  We have already moved to current spacing in Palmetto and Marquis on approximately 60 acres versus the year-end reserve estimates based on 80 acres, and we have a five well, 40 acre spacing pilot being completed now in Palmetto.”

OPERATIONAL UPDATE

Sanchez Energy currently has 34 gross producing wells.  A summary table of all horizontal Eagle Ford wells brought on line since our initial public offering is below:

								30 Day
							24H Initial	Average Daily
	Project		Lateral			Online	Production	Production
Well	Area	County	Length	Stages	Choke	Date	(Boe/d)	(Boe/d)

Barnhart #5	Palmetto	Gonzales	5,991	17	14/64	12/4/11	1,467	1,318
Barnhart #6	Palmetto	Gonzales	5,998	18	14/64	12/3/11	1,420	1,235
Barnhart #7	Palmetto	Gonzales	4,332	15	14/64	5/24/12	502	399
Barnhart #8	Palmetto	Gonzales	3,678	10	16/64	6/18/12	555	312
Barnhart #9	Palmetto	Gonzales	5,813	17	14/64	8/11/12	760	643
Ward E #1	Palmetto	Gonzales	4,307	17	16/64	10/17/12	370	285
Barnhart #14	Palmetto	Gonzales	7,176	23	16/64	11/28/12	1,790	1,324
Barnhart #15	Palmetto	Gonzales	7,424	25	32/64	11/29/12	3,139	1,382
Barnhart #18	Palmetto	Gonzales	4,965	17	14/64	12/6/12	1,657	1,392
Barnhart #19	Palmetto	Gonzales	5,380	18	14/64	12/6/12	1,663	1,377
Barnhart A #1	Palmetto	Gonzales	4,708	14	16/64	12/12/12	948	744
Barnhart A #2	Palmetto	Gonzales	6,210	14	16/64	12/12/12	1,173	792
						Average	1,287	934

Prost #1H	Marquis	Fayette	5,537	14	22/64	8/13/12	1,120	508
Prost #2H	Marquis	Fayette	5,500	17	22/64	8/23/12	1,369	664
Prost B #1H	Marquis	Fayette	5,689	26	14/64	11/27/12	1,114	936
						Average	1,201	703

Ray #1H	Maverick	Zavala	5,395	16	20/64	5/19/12	214	161
Petro Pards #2H	Maverick	Zavala	6,414	18	48/64	6/26/12	456	197
Petro Pards #1H	Maverick	Zavala	6,155	16	48/64	6/27/12	312	155
Mark & Sandra #2H	Maverick	Zavala	5,476	19	28/64	7/20/12	931	478
Mark & Sandra #3H	Maverick	Zavala	4,282	18	12/64	12/19/12	314	265
Petro Pards #3H	Maverick	Zavala	7,344	18	14/64	1/5/13	543	193
Petro Pards #4H	Maverick	Zavala	5,590	19	14/64	1/18/13	361	268
						Average	447	245

Currently Sanchez Energy has 17 wells in various stages of drilling or completion, as detailed in the following table:

		Working
Well	Area	Interest	Status
Barnhart C #1	Palmetto	50%	Waiting on completion
Barnhart C #2	Palmetto	50%	Waiting on completion
Barnhart C #3	Palmetto	50%	Waiting on completion
Barnhart C #4	Palmetto	50%	Waiting on completion
Barnhart #23	Palmetto	50%	Waiting on completion
Barnhart #24	Palmetto	50%	Waiting on completion
Barnhart #25	Palmetto	50%	Waiting on completion
Barnhart #30	Palmetto	50%	Waiting on completion
Barnhart #20	Palmetto	50%	Drilling
Barnhart H #1	Palmetto	50%	Drilling
Prost C #1H	Marquis	100%	Waiting on completion
Prost C #2H	Marquis	100%	Waiting on completion
Prost B #2H	Marquis	100%	Waiting on completion
Prost B #3H	Marquis	100%	Waiting on completion
Prost C #7H	Marquis	100%	Waiting on completion
Prost C #8H	Marquis	100%	Waiting on completion
Sante #1H	Marquis	100%	Waiting on completion

RESULTS FOR THREE MONTHS ENDED DECEMBER 31, 2012

Production volumes for the three months ended December 31, 2012 were 172.4 MBOE, an increase of 208% over the fourth quarter of 2011. The production increases in 2012 were due to the drilling and completing of 19 new wells in 2012, partially offset by normal production declines. At the end of 2012, Sanchez Energy had 32 gross producing wells, two wells in initial flow back, nine wells waiting on completion and four wells drilling.

Revenues were $16.7 million for the fourth quarter of 2012, which includes oil revenues of $16.5 million.  This represents a 259% increase over fourth quarter 2011 revenues of $4.6 million.  The Company’s realized oil price, before the effects of derivatives, was $100.49 per barrel during the fourth quarter of 2012 compared to $102.32 for the same period a year ago.  The realized price for natural gas during the fourth quarter of 2012 was $3.71 per Mcf compared to $2.15 for the same period a year ago.  Overall, the average realized price that the Company received was $96.85 per BOE during the fourth quarter of 2012 as compared to $82.97 for the same period a year ago.  For the fourth quarter of 2012, the impact of unrealized losses on derivatives was $11.76 per BOE and the impact of realized gains on derivatives was $2.76 per BOE.  In the fourth quarter of 2011, unrealized losses on derivatives were $36.40 per BOE.

Lease operating expenses (“LOE”) were $1.4 million, or $8.05 per BOE, for the fourth quarter of 2012, as compared to $0.4 million, or $7.49 per BOE, for the fourth quarter of 2011.  Production and ad valorem taxes were $0.6 million, or $3.22 per BOE, for the fourth quarter of 2012, as compared to $0.3 million, or $4.98 per BOE, for the fourth quarter of 2011.  The increase in LOE and production and ad valorem taxes was due primarily to the completion of 19 wells during 2012 and the resulting increase in production volumes and revenues.

General and administrative (“G&A”) expense, excluding stock-based compensation expense, was $5.0 million for the fourth quarter of 2012, or $29.27 per BOE, as compared to $1.9 million, or $33.30 per BOE, for the fourth quarter of 2011.  This increase was due primarily to increased salary and wages, as a result of additional staffing and support to manage the increasing levels of activity, as well as higher costs associated with being a new public company, consisting primarily of legal expenses, investor relation costs and consulting services.  For the three months ended December 31, 2012, we recorded non-cash stock-based compensation expense of approximately $0.7 million.

Adjusted EBITDA attributable to common stockholders was $8.2 million, or $0.25 per basic and diluted common share, during the fourth quarter of 2012, as compared to $2.1 million, or $0.09 per basic and diluted common share, in the fourth quarter of 2011.

Depletion, depreciation, amortization and accretion (“DD&A”) expense for the fourth quarter of 2012 increased to $6.6 million, or $38.46 per BOE, from $1.5 million, or $26.55 per BOE, in the fourth quarter of 2011.  This increase in the depletion rate primarily resulted from an increase in the basis of our oil and gas properties.  Higher production for the fourth quarter of 2012 as compared to the same period in 2011 resulted in a $3.1 million increase in expense and the change in the depletion rate resulted in a $2.0 million increase in expense.

For the fourth quarter of 2012, Adjusted Net Income was $1.6 million, or $0.05 per basic and diluted share, as compared to $0.6 million, or $0.03 per basic and diluted share, during the fourth quarter of 2011.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported a net loss attributable to common stockholders of $1.1 million, or $0.03 per basic and diluted common share, for the fourth quarter of 2012 as compared to a net loss of $1.4 million, or $0.06 per basic and diluted common share, reported for the fourth quarter of 2011.

RESULTS FOR YEAR ENDED DECEMBER 31, 2012

Production volumes for the year ended December 31, 2012 were 468.8 MBOE, an increase of 170% over the same period in 2011. The production increases in 2012 were due to the drilling and completing of 19 new wells in 2012, partially offset by normal production declines.

Revenues were $43.2 million for the year ended December 31, 2012, which includes oil revenues of $42.4 million.  This represents a 197% increase over the comparable prior year period that totaled $14.5 million.  The Company’s realized oil price, before the effects of derivatives, was $101.40 per barrel during the year ended December 31, 2012 compared to $95.31 for the same period a year ago.  The realized price for natural gas during the year ended December 31, 2012 was $2.54 per Mcf compared to $3.59 for the same period a year ago.  Overall, the average realized price the Company received was $92.07 per BOE for the year ended December 31, 2012 as compared to $83.57 for the same period a year ago.  For the year ended December 31, 2012, the impact of unrealized losses on derivatives was $0.92 per BOE and the impact of realized losses on derivatives was $0.66 per BOE.  For the same period in 2011, unrealized losses on derivatives were $2.76 per BOE.

LOE was $3.4 million, or $7.26 per BOE, for the year ended December 31, 2012, as compared to $1.6 million, or $9.37 per BOE, for the year ended December 31, 2011.  Production and ad valorem taxes were $2.1 million, or $4.53 per BOE, for the year ended December 31, 2012, as compared to $0.8 million, or $4.78 per BOE, for the year ended December 31, 2011.  The increase in LOE expense and production and ad valorem taxes was due primarily to the completion of 19 new wells in 2012 and the resulting increase in production volumes and revenues.

G&A expense, excluding stock-based compensation expense, was $11.7 million, or $24.95 per BOE, for the year ended December 31, 2012 as compared to $5.4 million, or $30.91 per BOE, for the year ended December 31, 2011.  This increase in G&A expense was due primarily to increased salary and wages, as a result of additional staffing and support to manage the increasing levels of activity, as well as higher costs associated with being a new public company, consisting primarily of legal expenses, investor relation costs and consulting services.

For the year ended December 31, 2012, we recorded non-cash stock-based compensation expense of $25.5 million due primarily to the rescission and cancellation of 1.1 million shares of restricted stock during the second quarter of 2012.

Adjusted EBITDA attributable to common stockholders was $22.8 million, or $0.69 per basic and diluted common share, during the year ended December 31, 2012, as compared to $6.7 million, or $0.30 per basic and diluted common share, for the year ended December 31, 2011.

DD&A expense increased from $4.3 million, or $24.48 per BOE, for the year ended December 31, 2011 to $15.9 million, or $33.96 per BOE, for the year ended December 31, 2012.   This increase in the depletion rate primarily resulted from an increase in the basis of our oil and gas properties.  Higher production for the year ended December 31, 2012 as compared to the year ended December 31, 2011 resulted in a $7.2 million increase in expense and the change in the depletion rate resulted in a $4.4 million increase in expense.

For the year ended December 3, 2012, Adjusted Net Income was $7.3 million, or $0.22 per basic and diluted common share, as compared to Adjusted Net Income of $2.4 million, or $0.11 per basic and diluted common share, during the year ended December 31, 2011.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported a net loss attributable to common stockholders of $18.4 million, or $0.56 per basic and diluted common share, for the year ended December 31, 2012 as compared to net income of $2.0 million, or $0.09 per basic and diluted common share, reported for the year ended December 31, 2011.

Revenues and operating costs and expenses per BOE are summarized below:

	Fourth	Full
	Quarter	Year	2013
	2012	2012	Guidance
	($ / BOE)

REVENUES (1)	$96.85	$92.07	N/A

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	$(8.05)	$(7.26)	$ 6.50	-	$7.50
Production and ad valorem taxes	(3.22)	(4.53)	$ 5.00	-	$6.50
General and administrative, excluding stock based compensation (2)	(29.27)	(24.95)	$ 5.00	-	$6.00

(1) Excludes the impact of oil derivative instruments.

(2) Excludes stock-based compensation of $4.30 and $54.49 per BOE for the three months and year ended December 31, 2012, respectively.

HEDGING UPDATE

As of December 31, 2012, the Company had oil derivative instruments covering approximately 40% of anticipated 2013 production as follows:

	Derivative
Contract Period	Instrument	Barrels	Purchased	Sold
January 1, 2013 - December 31, 2013	Put Spread	365,000	$95.00	$75.00
January 1, 2013 - December 31, 2013	Swap	182,500	$97.10	n/a
January 1, 2013 - December 31, 2013	Swap	365,000	$88.90	n/a
July 1, 2013 - December 31, 2013	Put Spread	184,000	$90.00	$75.00

Subsequent to December 31, 2012, Sanchez Energy entered into two additional oil derivative contracts covering approximately 15% of our estimated 2014 production. In January 2013, we entered into a commodity derivative contract covering 1,500 bopd of oil production for all of calendar year 2014.  The contract is a three-way costless collar consisting of a costless collar (long a $85 WTI put and short a $102.25 WTI call) plus a put (short a $65 WTI put). In February 2013, we entered into a commodity derivative contract covering an additional 1,000 bopd of oil production for all of calendar year 2014.  The contract is a three-way costless collar consisting of a costless collar (long a $95 LLS put and short a $107.50 LLS call) plus a put (short a $75 LLS put).

Conference Call

Sanchez Energy will host a conference call for investors on March 7, 2013 at 2:00 p.m. EST (1:00 p.m. CST, 12:00 p.m. MST and 11:00 a.m. PST).  Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the Fourth Quarter 2012 Conference Call button.  Webcast, both live and rebroadcast will be available over the internet at http://investor.sanchezenergycorp.com/phoenix.zhtml?c=248475&p=irol-eventDetails&EventId=4814713.

About Sanchez Energy Corporation

Sanchez Energy Corporation is a Houston, Texas-based, growth-oriented independent exploration and production company currently focused on the prolific Eagle Ford Shale trend of South Texas.  The company has approximately 95,000 net acres targeting the liquids-rich Eagle Ford Shale, Pearsall Shale, Austin Chalk, and Buda Limestone. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

Forward Looking Statements

This press release contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, words such as “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future” or their negatives or the statements that include these words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  In particular, statements, expressed or implied, concerning Sanchez Energy’s future operating results and returns or Sanchez Energy’s ability to replace or increase reserves, increase production, generate income or cash flows are forward-looking statements.  Forward-looking statements are not guarantees of performance.  Although Sanchez Energy believes that the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct.

Sanchez Energy’s forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to, the successful execution of business and financial strategies, replacement and growth of reserves, the continued production of oil and gas at historical rates, accuracy of reserve estimates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, successful execution of hedging strategies, access to credit and capital markets, competition, general economic conditions, the impact of regulatory policies and the ability to manage and continue growth and other factors described in Sanchez Energy’s Annual Report for the fiscal year ended December 31, 2011 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”) are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-

looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

(Financial Highlights to follow)

Company contact:

Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corp.
713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$16,519	$4,472	$42,377	$13,905
Natural gas liquids sales	6	22	15	22
Natural gas sales	171	153	766	589
Total revenues	16,696	4,647	43,158	14,516

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	1,386	419	3,401	1,628
Production and ad valorem taxes	555	279	2,124	830
General and administrative	5,046	1,865	11,697	5,368
Total costs and expenses	6,987	2,563	17,222	7,826

Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other expense	475	9	(310)	9
Preferred stock dividends	(1,848)	—	(2,112)	—
Adjusted EBITDA allocable to participating securities	(154)	—	(687)	—

Adjusted EBITDA attributable to common stockholders, as defined (1)	$8,182	$2,093	$22,827	$6,699

Adjusted EBITDA per common share - basic and diluted (1)(2)	$0.25	$0.09	$0.69	$0.30

Other items of income (expense) included in Adjusted net income, as defined:
Depletion, depreciation, amortization and accretion	$(6,631)	$(1,487)	$(15,922)	$(4,252)
Interest expense	(99)	—	(99)	—
Interest income	43	1	74	1
Allocation of adjustments above related to participating securities	124	—	466	—
Adjusted net income attributable to common stockholders, as defined (1)	$1,619	$607	$7,346	$2,448
Adjusted net income per common share - basic and diluted (1)(2)	$0.05	$0.03	$0.22	$0.11

Other non-cash items of income (expense) included in net income (loss):
Stock-based compensation	$(742)	$—	$(25,542)	$—
Unrealized losses on derivatives instruments	(2,026)	(2,039)	(432)	(480)
Allocation of adjustments above related to participating securities	30	—	221	—

Net income (loss) attributable to common stockholders	$(1,119)	$(1,432)	$(18,407)	$1,968
Net income (loss) per common share - basic and diluted (2)	$(0.03)	$(0.06)	$(0.56)	$0.09

Weighted average number of shares used to calculate net income (loss) per common share, Adjusted EBITDA per common share and Adjusted net income per common share - basic and diluted (2)	33,000	23,632	33,000	22,479

(1)         Adjusted EBITDA attributable to common stockholders, Adjusted EBITDA per common share, Adjusted net income attributable to common stockholders and Adjusted net income per common share are defined below.

(2)         The year ended December 31, 2012 excludes 184,230 shares of weighted average restricted stock and 1,992,857 shares of common stock resulting from an assumed conversion of the Company’s Convertible Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

SANCHEZ ENERGY CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	December 31,
	2012	2011
	(In thousands)
ASSETS:
Cash and cash equivalents	$50,347	$63,041
Available-for-sale investments	11,591	—
Oil and natural gas receivables	10,435	1,193
Fair value of derivative instruments	2,145	1,461
Other current assets	438	327
Property and equipment, net	348,855	151,334
Other assets	2,763	—

TOTAL ASSETS	$426,574	$217,356

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable - related entities	$13,454	$1,606
Accrued liabilities	44,828	526
Derivative premium liabilities	1,003	—
Asset retirement obligation	546	83
Stockholders’ equity	366,743	215,141

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$426,574	$217,356

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Production volumes -
Oil (MBo)	164.4	43.7	417.9	145.9
NGLs (MBbls)	0.3	0.5	0.7	0.5
Natural gas (MMcf)	46.2	71.0	301.2	164.1
Total oil equivalent (MBOE)	172.4	56.0	468.8	173.7

Average sales price -
Oil ($ per Bo)(1)	$100.49	$102.32	$101.40	$95.31
NGLs ($ per Bbl)	$19.33	$47.62	$23.26	$47.62
Natural gas ($ per Mcf)	$3.71	$2.15	$2.54	$3.59
Oil equivalent ($ per BOE)(1)	$96.85	$82.97	$92.07	$83.57

(1) Excludes the impact of oil derivative instruments.

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure.  PV-10 is a computation of the Standardized Measure on a pre-tax basis.  PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%.  We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies.  We use this measure when assessing the potential return on investment related to our oil and natural gas properties.  PV-10, however, is not a substitute for the Standardized Measure.  Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of our proved properties to the Standardized Measures.

	For the Years Ended
	December 31,
	2012	2011
	(in thousands)

Estimated future net revenues	$881,802	$268,671
10% annual discount for estimated timing of future cash flows	(521,497)	(116,249)
Estimated future net revenues discounted at 10% (PV-10)	360,305	152,422
Estimated future income tax expenses discounted at 10%	(74,005)	(19,264)
Standardized Measure	$286,300	$133,158

II.           Adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest Expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Preferred stock dividends;

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA (in thousands, except per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$729	$(1,432)	$(16,295)	$1,968
Less: Preferred stock dividends	(1,848)	—	(2,112)	—
Net income (loss) attributable to common shares and participating securities	(1,119)	(1,432)	(18,407)	1,968
Plus:
Interest expense	99	—	99	—
Unrealized losses on derivative instruments	2,026	2,039	432	480
Depreciation, depletion, amortization and accretion	6,631	1,487	15,922	4,252
Stock-based compensation	742	—	25,542	—
Less:
Interest income	(43)	(1)	(74)	(1)

Adjusted EBITDA	8,336	2,093	23,514	6,699
Adjusted EBITDA allocable to participating securities	(154)	—	(687)	—
Adjusted EBITDA attributable to common stockholders	$8,182	$2,093	$22,827	$6,699

Adjusted EBITDA per common share - basic and diluted (1)	$0.25	$0.09	$0.69	$0.30

Weighted average number of shares outstanding used to calculate Adjusted EBITDA per common share - basic and diluted (1)	33,000	23,632	33,000	22,479

(1)         The year ended December 31, 2012 excludes 184,230 shares of weighted average restricted stock and 1,992,857 shares of common stock resulting from an assumed conversion of the Company’s Convertible Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

III.      We present Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”) in addition to our reported net income (loss) in accordance with GAAP. This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and stock-based compensation expense will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income as net income (loss):

Plus:

•                  Unrealized losses on derivatives;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Preferred stock dividends;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (in thousands, except per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$729	$(1,432)	$(16,295)	$1,968
Less: Preferred stock dividends	(1,848)	—	(2,112)	—
Net income (loss) attributable to common shares and participating securities	(1,119)	(1,432)	(18,407)	1,968
Plus:
Unrealized losses on derivative instruments	2,026	2,039	432	480
Stock-based compensation	742	—	25,542	—

Adjusted net income	1,649	607	7,567	2,448
Adjusted net income allocable to participating securities	(30)	—	(221)	—
Adjusted net income attributable to common stockholders	$1,619	$607	$7,346	$2,448

Adjusted net income per common share - basic and diluted (1)	$0.05	$0.03	$0.22	$0.11

Weighted average number of shares outstanding used to calculate Adjusted net income per common share - basic and diluted (1)	33,000	23,632	33,000	22,479

(1)         The year ended December 31, 2012 excludes 184,230 shares of weighted average restricted stock and 1,992,857 shares of common stock resulting from an assumed conversion of the Company’s Convertible Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.